Exhibit 99.1

Celldex Reports First Quarter 2012 Financial Results

NEEDHAM, Mass.--(BUSINESS WIRE)--May 3, 2012--Celldex Therapeutics, Inc. (NASDAQ: CLDX) today reported financial results for the first quarter ended March 31, 2012. Celldex reported a net loss of $13.5 million, or $0.27 per share, for the first quarter of 2012 compared to a net loss of $10.1 million, or $0.31 per share, for the first quarter of 2011. At March 31, 2012, Celldex reported cash, cash equivalents and marketable securities of $92.1 million, which the Company believes will be sufficient to meet estimated working capital requirements and fund planned program development into 2014, including enrollment of both the pivotal ACT IV study and the ReACT Phase 2 study for rindopepimut (CDX-110).

“In the first quarter of 2012, Celldex continued to advance multiple late- and mid-stage product candidates,” said Anthony S. Marucci, President and Chief Executive Officer. “First, for rindopepimut, we have made very real progress with our pivotal Phase 3 global registration study in patients with newly diagnosed EGFRvIII-positive glioblastoma (ACT IV) and our randomized Phase 2 study in recurrent EGFRvIII-positive patients (ReACT). Second, in collaboration with Rockefeller University, Celldex initiated a Phase 1 study of CDX-301 (Mobista™), a potent stem cell mobilizer and dendritic cell growth factor, to support subsequent trials for patients requiring hematopoietic stem cell transplantation. On the business front, Celldex raised total net proceeds of $51.9 million which will provide continued financial support, particularly for our later-stage product candidates.”

First quarter and recent highlights:

The Company has

  Announced the initiation of patient screening to the ReACT study. ReACT is a Phase 2 trial of rindopepimut in combination with Avastin® (bevacizumab) in patients with recurrent EGFRvIII-positive GB. This study will run in parallel with Celldex's ACT IV study. The ReACT study is expected to enroll approximately 95 patients in a first or second relapse of GB following receipt of standard therapy and will evaluate objective response rates (ORR), PFS and OS endpoints in this patient population. Approximately 70 Avastin naive patients will be randomized to receive Avastin along with either rindopepimut or a control injection of KLH (Keyhole Limpet Hemocyanin) in a blinded fashion. Additionally, 25 patients refractory to Avastin, having progressed despite receiving Avastin in either the frontline or recurrent setting, will receive rindopepimut plus Avastin in a single treatment arm. The study will be conducted at approximately 20 sites across the United States.
  Initiated a Phase 1 dose-escalation and safety study of CDX-301, or MobistaTM, a hematopoietic growth factor, in healthy subjects. The study is being conducted in collaboration with Rockefeller University. CDX-301 is soluble, recombinant human FMS-like tyrosine kinase 3 ligand (Flt3L) and previous human experience has shown that it increases the numbers and activity of blood stem cells and immune cells. The use of CDX-301 in hematopoietic transplantation could lead to safer and more successful procedures and its various effects on the immune system could also address many other indications.
  Raised net proceeds of $8.5 million through the sale of 2.5 million shares of common stock during January 2012 through a controlled equity offering facility with Cantor Fitzgerald & Co.
  Conducted a successful Research and Development Day in New York City led by three key opinion leaders, which highlighted our oncology pipeline. The webcast of our January R&D day presentation is available on our website at http://www.celldextherapeutics.com.
  Issued 12.1 million shares of our common stock in an over-subscribed underwritten public offering resulting in net proceeds of approximately $43.4 million.

Upcoming events:

  The Company will disclose topline results from the EMERGE randomized Phase 2b study of CDX-011 on May 23rd and will make preparations for next steps in this program. Interim topline results include objective response rate at 3 months. Mature data will be presented at an appropriate scientific conference later this year. CDX-011 is a first-in-class, next generation antibody drug conjugate that targets a Celldex proprietary target, glycoprotein NMB (GPNMB). GPNMB is believed to promote breast cancer metastases and its expression is generally associated with a poor prognosis.
  In the second half of 2012, Celldex expects to initiate a Phase 2 pilot study of CDX-1135 (formerly TP10) in dense deposit disease (DDD), an orphan kidney disease in children and young adults. DDD is a rare and devastating kidney disease that is caused by uncontrolled activation of the alternative pathway of complement. The complement activation leads to progressive kidney damage and failure. CDX-1135 has been shown to inhibit the complement cascade at both the C3 and C5 levels, and has shown clear biologic activity in DDD animal models and in earlier human clinical trials. Celldex believes CDX-1135 could have therapeutic applications in DDD and other complement mediated diseases. The study will determine the appropriate dose and regimen for further clinical development of CDX-1135 based on safety, tolerability, biological and therapeutic activity.

Further Financial Highlights

The net loss of $13.5 million for the first quarter of 2012 represents an increased loss of approximately $3.5 million when compared to the net loss for the same period in 2011, primarily due to an increase in research and development (R&D) expense in 2012.

Revenues for the first quarter of 2012 decreased when compared to revenues in 2011, primarily because of lower product royalty revenues related to Rotarix.

In the first quarter of 2012, R&D expense increased by approximately $3.9 million compared to the first quarter of 2011. Changes in R&D expense between 2012 and 2011 reflect higher clinical trial costs of $3.7 million primarily due to initiation and upfront expenses related to the ACT IV and ReACT rindopepimut studies.

General and administrative (G&A) expense in 2012 of $2.3 million was comparable to G&A expense in 2011 and included higher investor relations expenses, offset in part by lower professional services fees in the first quarter of 2012 compared to 2011.

During the quarter ended March 31, 2012, cash, cash equivalents and marketable securities increased by approximately $38.8 million from December 31, 2011, primarily due to our two financing transactions, offset partially by operating expenses incurred during the quarter.

As of March 31, 2012, Celldex had approximately 58.7 million shares outstanding.

About Celldex Therapeutics, Inc.

Celldex Therapeutics is the first antibody-based combination immunotherapy company. Celldex has a pipeline of drug candidates in development for the treatment of cancer and other difficult-to-treat diseases based on its antibody focused Precision Targeted Immunotherapy (PTI) Platform. The PTI Platform is a complementary portfolio of monoclonal antibodies, antibody-targeted vaccines and immunomodulators used in optimal combinations to create novel disease-specific drug candidates. For more information, please visit http://www.celldextherapeutics.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those related to the Company’s strategic focus and the future development and commercialization (by Celldex and others) of rindopepimut (CDX-110), CDX-011, CDX-1135, CDX-1401, CDX-1127, CDX-301, Belinostat and other products. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, our limited cash reserves and our ability to obtain additional capital on acceptable terms, or at all, including the additional capital which will be necessary to complete the clinical trials that we have initiated or plan to initiate; our ability to adapt APC Targeting TechnologyTM to develop new, safe and effective vaccines against oncology and infectious disease indications; our ability to successfully complete product research and further development of our programs; the uncertainties inherent in clinical testing; our limited experience in bringing programs through Phase 3 clinical trials; our ability to manage research and development efforts for multiple products at varying stages of development; the timing, cost and uncertainty of obtaining regulatory approvals; the failure of the market for the Company's programs to continue to develop; our ability to protect the Company’s intellectual property; the loss of any executive officers or key personnel or consultants; competition; changes in the regulatory landscape or the imposition of regulations that affect the Company’s products; and other factors listed under “Risk Factors” in our annual report on Form 10-K.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. We have no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

CELLDEX THERAPEUTICS, INC.
(In thousands, except per share amounts)

CONSOLIDATED STATEMENT	Quarter
OF OPERATIONS DATA	Ended March 31,
	2012	2011
	(Unaudited)
OPERATING REVENUE
Product Development
and Licensing Agreements	$35	$14
Contracts and Grants	54	-
Product Royalties	2,344	2,502

Total Revenue	2,433	2,516

OPERATING EXPENSE
Research and Development	10,769	6,853
Royalty	2,344	2,502
General and Administrative	2,317	2,336
Amortization of Acquired Intangible Assets	291	483

Total Operating Expense	15,721	12,174

Operating Loss	(13,288)	(9,658)

Investment and Other Income, Net	205	84
Interest Expense	(433)	(485)

Net Loss	$(13,516)	$(10,059)

Basic and Diluted Net Loss per
Common Share	$(0.27)	$(0.31)
Weighted Average Common
Shares Outstanding	50,145	32,047

CONDENSED CONSOLIDATED
BALANCE SHEETS DATA	March 31,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Cash, Cash Equivalents and Marketable Securities	$92,129	$53,312
Other Current Assets	2,107	1,372
Property and Equipment, net	8,447	9,093
Intangible and Other Assets, net	34,057	34,217
Total Assets	$136,740	$97,994

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities	$12,546	$14,298
Long-Term Liabilities	16,308	14,974
Stockholders' Equity	107,886	68,722
Total Liabilities and Stockholders' Equity	$136,740	$97,994

CONTACT:
Celldex Therapeutics, Inc.
Anthony S. Marucci, 781-433-0771
President and CEO
or
Avery W. Catlin, 781-433-0771
Chief Financial Officer
IR@celldextherapeutics.com
or
For Media:
BMC Communications
Brad Miles, 646-513-3125
bmiles@bmccommunications.com